EXHIBIT 5.1

March 17, 2008

ATNA RESOURCES LTD.

510 - 510 Burrard Street

Vancouver, British Columbia

Canada V6C 3A8

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8

We have acted as counsel to Atna Resources Ltd. (“Atna”), a company incorporated under the laws of the province of British Columbia, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Atna with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,487,259 common shares of Atna, no par value (the “Common Shares”), issuable pursuant to awards granted under the Company’s Stock Option Plan (the “Stock Option Plan”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement, and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company. In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Our opinion expressed below is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and we do not express any opinion herein concerning any other law.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon receipt by the Company of full payment for the Common Shares in accordance with the terms of the Stock Option Plan and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.

This opinion is limited to the matters stated herein and is addressed to you for the purposes of the registration of the common shares of Atna under the Securities Act pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act.

Yours very truly,

/s/ Lawson Lundell LLP

Lawson Lundell LLP